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EXHIBIT 10.3
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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of the 7th day of July, 1997, between PACIFIC SCIENTIFIC COMPANY, a
California corporation (the "Company"), and WINSTON E. HICKMAN
(the "Executive").

In consideration of the promises and covenants set forth below, the parties hereto agree as follows:

1.   EMPLOYMENT

The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment with the Company, on the terms and conditions set forth herein.

2.   TERM

The employment of Executive by the Company as provided in this Agreement will commence on July 7, 1997 (the "Start Date"), and end on December 31, 2000, unless further extended or sooner terminated as hereinafter provided. On October 1, 2000, and on October 1 of each year thereafter (each an "Extension Date"), the term of Executive's employment hereunder shall automatically be extended for one additional year unless, prior to such Extension Date, either party delivers written notice to the other party that the term of Executive's employment hereunder will not be extended or that Executive's employment is otherwise terminated pursuant to the terms of this Agreement.

3.   POSITION AND DUTIES

Executive shall serve as Senior Vice President and Chief Financial Officer of the Company, or such other position or positions as may be agreed upon by Executive and the Company. Executive shall at all times perform his duties and obligations faithfully and diligently and shall devote all his business time, attention and efforts exclusively to the business of the Company. Executive shall industriously perform his duties under the supervision of and report to the Chief Executive Officer of the Company and shall accept and comply with all directions from and all policies established from time to time by the Chief Executive Officer and the Board of Directors of the Company. Executive's primary duties shall include, without limitation, responsibility for the financial reporting and affairs of the Company and such other duties as may from time to time be prescribed by the Chief Executive Officer of the Company. Executive shall promote the trade and business of the Company to the best of his ability and shall adhere to the Company's policies and procedures applicable to the Company's employees generally.
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Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, without the prior consent of the Company's Chief Executive Officer; provided, however, that the foregoing shall not preclude Executive from (i) serving on boards of trade associations and/or charitable organizations (subject to reasonable approval of the Chief Executive Officer of the Company) and (ii) engaging in charitable activities and community affairs, provided that such activities and directorships do not interfere with the proper performance of Executive's duties and responsibilities hereunder.

4.   PLACE OF PERFORMANCE

In connection with Executive's employment by the Company and except for required travel on Company business, Executive shall be based at the principal executive offices of the Company.

5.   COMPENSATION AND RELATED MATTERS

(a) Salary. During the term of Executive's employment hereunder, the Company shall pay to Executive a salary of $186,000 per annum, subject to increase (but not decrease) in the sole discretion of Board of Directors based on performance and salary reviews of Executive in accordance with Company policy. Such salary shall be paid in equal semi-monthly installments (or such shorter intervals as the Company may elect) and shall accrue from day to day. Executive's salary shall be subject to annual review by the Company's Board of Directors or its Compensation Committee.

(b) Performance Bonus. During the term of Executive's employment hereunder, Executive shall be eligible for an annual bonus (which bonus may be pursuant to the Company's Management Incentive Plan) based on Executive's performance, which bonus shall be payable within ninety days after the end of each Company fiscal year. The amount of such bonus, if any, shall be determined by the Chief Executive Officer by evaluating Executive's performance against certain goals and objectives (whether quantifiable, subjective or both) established by the Chief Executive Officer after consultation with Executive prior to the end of the first quarter of each fiscal year, except that for the 1997 fiscal year, the goals and objectives are to be established prior to the end of the third quarter of 1997. The full "target" amount of such bonus for accomplishing the goals and objectives shall be 35% of Executive's then current base salary as set forth in Section 5(a). In the case of the 1997 fiscal year, Executive's bonus shall be prorated for the actual number of days worked by Executive in 1997.

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(c)   Vacations.  During the term of Executive's employment
hereunder, Executive shall be entitled to four weeks of vacation in each calendar year, and to compensation with respect to earned but unused vacation days determined in accordance with the Company's vacation policy.

(d) Expenses. During the term of Executive's employment hereunder, Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket travel and other expenses (excluding ordinary commuting expenses) incurred by Executive in performing Executive's services hereunder, provided that:

(i) Each such expenditure is of a nature qualifying it as a proper business expenditure of the Company and is approved by the Company; and

(ii) Executive furnishes to the Company adequate documentary evidence for the substantiation of such expenditures and Executive otherwise complies with Company policies with respect to expense reimbursement.

(e) Stock Option. Executive acknowledges that, as additional compensation for Executive's employment hereunder, Executive will be granted a nonstatutory stock option (the "Stock Option") to acquire 50,000 of the Company's common stock pursuant to the Nonstatutory Stock Option Agreement attached hereto as Exhibit
A. Executive's right to exercise the Stock Option shall be governed by the terms of the Nonstatutory Stock Option Agreement.

The Company agrees to (i) file with the Securities and Exchange Commission a Registration Statement on Form S-8 for the purpose of registering under the Securities Act in 1933 the shares of common stock underlying the Stock Option, and (b) file with the New York Stock Exchange, Inc. a Supplemental Listing Application for the purpose of listing the shares of common stock subject to the Stock Option on the New York Stock Exchange.

Executive may, from time to time, be eligible to receive additional options as determined in the sole discretion of the Company's Board of Directors and the Compensation Committee of the Board of Directors.

(f) Medical Insurance and Other Benefits. During the term of Executive's employment hereunder, Executive will be entitled to participate in any medical, dental and disability insurance plans, life insurance plans, retirement plans and other employee welfare and benefit plans or programs made available to the Company's senior-level executives or its employees generally, as such plans and programs may be in effect from time to time.

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6.   TERMINATION

(a) Agreement Terminable at Will. Notwithstanding anything herein to the contrary, this Agreement and Executive's employment with the Company are terminable at will by the Company for any reason, with or without prior notice or cause; provided that Executive's entitlement to payments and benefits following such termination will depend on the type of termination and shall be governed by the other provisions of this Section 6.

(b)   Termination for Cause

(1) The Company may at any time upon notice to Executive terminate this Agreement and Executive's employment hereunder for "Cause" pursuant to the provisions of this Section 6(b). Executive shall be given notice by the Chief Executive Officer of his intention to terminate Executive for Cause, and the Company shall give Executive an opportunity to address, at the Company's option, the Board of Directors or a committee of one or more directors regarding the grounds on which the proposed termination for Cause is based.

For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon:

(A) The breach by Executive of any material provision or covenant of this Agreement; or

(B) Executive's failure to perform or the gross negligence in the performance of Executive's material duties hereunder (and if such failure or gross negligence is susceptible to cure by Executive, the failure to effect such cure by Executive within thirty (30) days after written notice of such failure or gross negligence is given to Executive); or

(C) Executive's engagement in an act of dishonesty or falsification or any transaction involving a material conflict of interest which was not disclosed to and approved by the Company's Board of Directors; or

(D) Except as permitted hereunder, Executive's unexplained absences from the Company; or

(E) Executive's use of alcohol, which use interferes with the performance of Executive's duties hereunder, or Executive's use of illegal narcotics; or

(F) Executive's indictment for a crime of theft, embezzlement, fraud, misappropriation of funds or other alleged act of dishonesty by Executive, or Executive's indictment for any other felony or other crime involving moral turpitude; or

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(G)   Executive's engagement in discrimination or harassment on
any statutorily prohibited basis; or

(H) Executive's engagement in any violation of law relating to Executive's employment by the Company or violation by Executive of Executive's duty of loyalty to the Company.

(2) If this Agreement is terminated by the Company for Cause pursuant to this Section 6(b), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the portion of Executive's salary as set forth in Section 5(a) which has been earned up to the Date of Termination, (ii) compensation for any accrued and unused vacation up to the Date of Termination, and (iii) reim-bursement, pursuant to Section 5(d) for business expenses incurred up to the Date of Termination (collectively, the "Minimum Payments").

(c)   Death

(1) This Agreement and Executive's employment hereunder shall terminate automatically upon Executive's death.

(2) If this Agreement is terminated because of Executive's death pursuant to this Section 6(c), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) any life insurance proceeds Executive is otherwise entitled to under any applicable life insurance in effect on the Date of Termination.

(d)   Disability

(1) If Executive becomes disabled during Executive's employment hereunder, this Agreement and Executive's employment hereunder shall terminate on the date of determination by the Company of such disability. As used herein, "disability" shall mean any condition that qualifies as a disability under the Company's long-term disability plan as in effect on the date of determination or which renders Executive incapable of performing substantially all of his managerial and executive services hereunder for ninety (90) days or more in the aggregate during any calendar year, and which at any time after such ninety (90) days the Company shall determine continues to render Executive incapable of performing his managerial and executive services hereunder.

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(2)   If this Agreement is terminated because of Executive's
disability pursuant to this Section 6(d), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) any benefits to which Executive is entitled under the Company's long-term disability plan as in effect on the Date of Termination.

(e)   Termination Other Than for Cause, Death or Disability

(1) The Company shall, for any reason, be entitled to terminate this Agreement and Executive's employment hereunder at any time without Cause and other than on account of Executive's death or disability pursuant to this Section 6(e).

(2) If this Agreement is terminated by the Company pursuant to this Section 6(e), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) a severance payment of, at the option of Executive, either (A) twelve (12) months of Executive's then current salary as set forth in Section 5(a) payable in a lump sum within thirty (30) days after the Date of Termination or as otherwise mutually agreed to by the parties, or (B) twelve months of Executive's then current salary as set forth in Section 5(a) payable in semi-monthly installments over a twelve month period after the Date of Termination.

(f)   Resignation for Good Reason

(1) Executive shall be entitled to terminate this Agreement and Executive's employment hereunder at any time for Good Reason pursuant to the provisions of this Section 6(f).

For purposes of this Agreement, Executive shall have "Good Reason" to terminate Executive's employment hereunder if, without Executive's express consent, the Company substantially reduces Executive's duties and responsibilities such that it results in a material adverse reduction in Executive's position, authority or responsibilities, and the Company fails to cure such reduction in duties and responsibilities within twenty (20) days after written notice specifying the particular acts objected to and the specific cure requested is given to the Company by Executive.

(2) If this Agreement is terminated by Executive for Good Reason pursuant to this Section 6(f), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) a severance of, at the option of Executive, either (A) twelve (12) months of Executive's then current salary as set forth in Section 5(a) payable in a lump sum within thirty

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(30) days after the Date of Termination or as otherwise mutually agreed to by the parties, or (B) twelve months of Executive's then current salary as set forth in Section 5(a) payable in semi-monthly installments over a twelve month period after the Date of Termination.

(g)   Resignation without Good Reason

(1) Executive shall be entitled to terminate this Agreement and Executive's employment hereunder without Good Reason at any time on thirty (30) days prior written notice delivered by Executive to the Company.

(2) If this Agreement is terminated by Executive pursuant to this Section 6(g), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only the Minimum Payments.

(h) Termination of Employment Following a Change of Control. Notwithstanding anything else contained in this Agreement and in addition to the other provisions herein, if within one year following a "Change of Control of the Company" (i) Executive terminates his employment for Good Reason, (ii) the Company terminates Executive's employment other than for Cause, death or disability, or (iii) the Company delivers notice to Executive that it is not extending the term of Executive's employment pursuant to Section 2 of this Agreement for one year, then the Company shall be obligated to pay to Executive or Executive's estate the payments and benefits provided in Subsection 6(f)(2) above.

For purposes of this Agreement, a "Change of Control of the Company" shall be deemed to have occurred if:

A. the shareholders of the Company approve a definitive agreement to sell, transfer, or otherwise dispose of all or substantially all of the Company's assets and properties; or

B. any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that the following shall not constitute a "Change in Control" of the Company:

(1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or

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(2)   any acquisition by an employee benefit plan (or related
trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

C. the shareholders of the Company approve the dissolution or liquidation of the Company; or

D. the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another entity or entities, the result of which merger or consolidation is that less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by holders of the Company's common stock immediately prior to the merger.

(i) Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than termination pursuant to Section 6(c) above) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth the circumstances which provide a basis for termination of Executive's employment under the provisions so indicated, and
(iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall not be more than thirty (30) days after the giving of such notice).

(j) Date of Termination. "Date of Termination" shall mean the date of death, the date of the determination of a disability, the date of receipt of the Notice of Termination or the date specified therein (which date shall not be earlier than receipt of the Notice of Termination), as the case may be.

7.   EXCLUSIVITY OF PAYMENTS

Upon termination of Executive's employment hereunder, Executive shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim for wrongful termination, including but not limited to claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in Section 6, except for any benefits which may be due to Executive in the normal course under any employee benefit plan or program of the Company which provides for benefits after termination of employment. Executive's right to receive payments or benefits under this Agreement upon termination of employment will cease if Executive breaches any provision of Sections 8 or 9 below.

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8.   PROPRIETARY INFORMATION

(a) Definition. Executive hereby acknowledges that Executive possesses and may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Company and its business (whether in existence prior to, as of or after the date hereof, collectively, "Proprietary Information"), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets, inventions, processes, formulae, programs, technical data, "know-how," procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors or customers, financial information and financial projections of the Company, or any other confidential or proprietary information relating to the Company and/or its business. The term "Proprietary Information" does not include any information that (i) at the time of disclosure is generally available to and known by the public (other than as a result of its disclosure by Executive),
(ii) was available to Executive prior to disclosure by the Company, provided that the person who was the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company, or (iii) becomes available to Executive on a non-confidential basis from a person other than the Company or its representatives, provided that the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company.

(b) Nondisclosure. During the term of this Agreement and thereafter, Executive will not, without the prior express written consent of the Board of Directors, disclose or make any use of any Proprietary Information except as may be required in the course of the performance of Executive's services under this Agreement.

(c) Agreement Not to Solicit Employees and Customers. To protect the Proprietary Information and trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of two (2) years after termination of this Agreement, not to, directly or indirectly, either on Executive's own behalf or on behalf of any other person or entity, solicit or employ any person who is an employee of the Company or any Company subsidiary or attempt to persuade any customer of the Company or any Company subsidiary to cease to do business or to reduce the amount of business which any customer of the Company or any Company subsidiary has customarily done or contemplates doing with the Company or the subsidiary. Executive agrees that the covenants contained in this paragraph are reasonable and desirable.
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(d)   Consulting Services.  During the term of Executive's
employment by the Company and, in the event of termination of Executive's employment by the Company pursuant to Section 6(e), for a period of twenty-four (24) months thereafter, Executive will not, directly or indirectly, whether as an officer, director, stockholder, partner, employee, representative or otherwise, become or be interested in, or be associated in business with, any person, corporation, firm, partnership or other entity which engages in any business or activity which is a competitor of the Company or any of the Company's subsidiaries. In the event Executive's employment is terminated by the Company pursuant to Section 6(e) above, Executive agrees, for a period of twenty-four (24) months after Executive's termination of employment by the Company, to be available to provide reasonable consulting services to the Company at such reasonable times as the Company and Executive may mutually agree. Notwithstanding the foregoing, nothing contained in this paragraph shall prevent Executive from holding or acquiring common stock in any company which is publicly traded on any national recognized stock exchange or The NASDAQ Stock Market provided that such holdings are less than one percent (1%) of the outstanding capital stock of such publicly-traded company. Executive agrees that the covenants contained in this paragraph are reasonable and desirable.

9.   PROTECTION OF PROPERTY

All records, files, manuals, documents, specifications, lists of customers, forms, materials, supplies, computer programs and other materials furnished to the Executive by the Company, used on its behalf or generated or obtained during the course of the performance of the Executive's services hereunder, shall be the property of the Company. Upon termination of Executive's employment with the Company, Executive shall immediately deliver to the Company, or its authorized representative, all such property, including all copies, remaining in Executive's possession or control.

10.   SPECIFIC PERFORMANCE

In the event of the breach by Executive of any of the provisions of Sections 8 or 9, the Company, in addition to all other rights and remedies existing in its favor and notwithstanding the provisions of Section 11 hereof, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof.

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11.   ARBITRATION

The parties hereto acknowledge that it is in their best interests to facilitate the informal resolution of any disputes arising out of this Agreement or otherwise by mutual cooperation and without resorting to litigation. As a result, if any party has a dispute arising hereunder or otherwise, including but not limited to any claim for breach of any contract or covenant (express or implied), any dispute regarding Executive's termination of employment from the Company, tort claims, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violation of public policy or, any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving workers' compensation benefits), and the parties are unable to reach agreement among themselves, then a settlement conference must be held within thirty (30) days upon receipt of a notice by the complaining party describing in detail the complaint and setting forth a proposed solution to the complaint. The settlement conference will be held in any Orange County, California, office of the Judicial Arbitration and Mediation Services/Endispute ("JAMS"). The complaining party must contact JAMS to schedule the conference and the parties must agree on a retired judge from the JAMS panel. If the parties are unable to agree upon such a retired judge, JAMS shall provide a list of three available judges and each party may strike one judge. The remaining judge will serve as the mediator at the settlement conference.

If the dispute is not settled by the above-described format, the parties agree to submit the dispute to JAMS for binding arbitration. A three-judge panel will be selected to arbitrate the dispute. JAMS will provide the names of five potential arbitrators, giving each party the opportunity to strike one name. The remaining three arbitrators will serve as the arbitration panel. The parties agree that the arbitration must be initiated within the time period of the statute of limitations applicable to the claim(s) if the claim(s) had been filed in Court. Arbitration may be initiated by the aggrieved party by sending written notice of an intent to arbitrate by registered certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedies sought. All fees and expenses of the arbitration, including a transcript if either request, will be borne by the Company. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs unless the party prevails on a claim for which attorneys' fees are recoverable by statute, in which case the arbitrators may award attorneys' fees and costs to the prevailing party.
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12.   REPRESENTATION BY COUNSEL

Executive acknowledges that he has been represented by legal counsel in connection with this Agreement and has consulted with such legal counsel.

13.   SUCCESSORS

This Agreement is personal to the Executive and is not assignable by the Executive otherwise than by will or the laws of descent and distribution without the prior written consent of the Company's Board of Directors. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.


14.   NOTICE

For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
    Executive's address as on file with the Company

If to Company:
    Pacific Scientific Company
    620 Newport Beach Drive
    Newport Beach, California 92660
    Attention:  Secretary

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

15.   SECTION 280G

Anything in this Agreement to the contrary notwithstanding, Executive's payments under this Agreement (excluding the effect of stock options or any other benefits or payments which are not provided for in this Agreement) shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as amended, as determined in good faith by the Company's independent auditors.

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16.   ENTIRE AGREEMENT

This Agreement, together with the documents referenced herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

17.   AMENDMENT; WAIVER; GOVERNING LAW

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by such officer of the Company as may be specifically designated by the Company's Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

18.   VALIDITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.   COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

20.   SURVIVABILITY

The provisions in Sections 8, 9, 10, 11 and 16 of this Agreement shall survive any termination of this Agreement.

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21.   WITHHOLDING OF TAXES; TAX REPORTING

The Company may withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


PACIFIC SCIENTIFIC COMPANY
a California corporation


By:    /s/ Lester Hill
    -------------------------
Name:  Lester Hill
Title: President and Chief Executive Officer




EXECUTIVE:


   /s/ Winston E. Hickman
-----------------------------
Winston E. Hickman

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